Exhibit 10.2
Officer Form

_____ Incentive Cash Award Agreement
OF
TOYS “R” US, INC.

      These materials, which may include descriptions of company stock plans, prospectuses and other information and documents, and the information they contain, are provided by your company, not by Fidelity, and are not an offer or solicitation by Fidelity for the purchase of any securities or financial instruments. These materials were prepared by your company, which is solely responsible for their contents and for compliance with legal and regulatory requirements. Fidelity is not connected with any offering or acting as an underwriter in connection with any offering of your company's securities or financial instruments. Fidelity does not review, approve or endorse the contents of these materials and is not responsible for their content.

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TOYS “R” US, INC.

______ INCENTIVE CASH AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of the __ day of ____, _________ (the “Grant Date”), between Toys “R” Us, Inc., a Delaware corporation (hereinafter called the “Company”), and the Participant accepting this Award (hereinafter called the “Participant”). This Incentive Cash Award will be forfeited unless this Agreement is accepted by the Participant on or before __________. Acceptance shall be indicated by the Participant’s electronic signature in the manner provided by Fidelity Stock Plan Services, LLC in the notice accompanying this Award Agreement. By accepting this Award Agreement, the Participant agrees to all of the terms and conditions set forth herein, including without limitation, Section 3 hereof.
R E C I T A L S:
WHEREAS, the Company has adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement (and the Appendix attached hereto, applicable to all grantees who are not U.S. residents or tax payers). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the incentive cash award provided for herein (the “Incentive Cash Award”) to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Grant of the Incentive Cash Award. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an Incentive Cash Award in the amount communicated separately to the Participant in the notice accompanying this Award Agreement. The Incentive Cash Award shall vest and become nonforfeitable in accordance with Section 2 hereof.
2.    Vesting.
(a)    Subject to the Participant’s continued employment with the Company, the Incentive Cash Award shall vest and become nonforfeitable on ______________ based upon the achievement of certain performance targets in fiscal year ________ as set forth on Exhibit A.

(b)    If the Participant’s employment with the Company is terminated for any reason (other than death, Disability, Retirement, or in the event of a Change in Control), the Incentive Cash Award shall, to the extent not then vested, be forfeited by the Participant without consideration.

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(c)    If the Participant’s employment with the Company is terminated due to death, Disability or Retirement, then the provisions of Section 13.6 of the Plan shall apply.
(d)    Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change in Control, the provisions of Section 13.7 of the Plan shall apply.
3.    Restrictive Covenants. The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of their employment with the Company and its Subsidiaries, the Participant will be exposed to highly confidential and sensitive information regarding the Company's and its Subsidiaries' business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company's agreement to grant the Incentive Cash Award to the Participant, the Participant shall agree to be bound by the following restrictive covenants:
(a)    Confidentiality. The Participant acknowledges that the information, observations and data obtained by him or her while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, the Participant agrees that he or she shall not disclose to any unauthorized Person or use for his or her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Participant's acts or omissions. The Participant shall deliver to the Company or one of its Subsidiaries, at the termination of the Participant's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which he or she may then possess or have under his or her control.
(b)    Assignment of Inventions. The Participant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, formulas, recipes, customer lists, and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Participant while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. The Participant shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the period of the Participant's employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
(c)    Non-Competition; Non-Solicitation. At any time during the Participant's Non-Competition Period, the Participant shall not, for himself or herself or on behalf of any other

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Person, participate in, directly or indirectly, any Competing Business in any country in which the Company or any of its Subsidiaries or licensees operates or conducts business as of such time (or with respect to the period after the date of the termination of the Participant's employment, as of such date); provided that, nothing in this sentence shall restrict the Participant from passive ownership of three (3) percent or less of the publicly traded securities of any Person. During the Participant's employment with the Company and/or its Subsidiaries and for 1 year thereafter, the Participant shall not (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, (ii) hire directly or through another entity any person who was an employee (other than clerical or administrative support personnel) of the Company or its Subsidiaries at any time during the Non-Competition Period or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries); provided that, clauses (i) and (ii) above shall not apply with respect to any person solicited or employed after the date that is twelve (12) months after the date on which such person's employment with the Company and its Subsidiaries is terminated.
(d)    No Restriction on Earning a Living. By his or her acceptance and/or acquisition of this Award, the Participant thereby acknowledges that the provisions of this Section 3 do not preclude the Participant from earning a livelihood, nor do they unreasonably impose limitations on the Participant's ability to earn a living. In addition, the Participant thereby acknowledges that the potential harm to the Company and/or its Subsidiaries of non-enforcement of this Section 3 outweighs any harm to the Participant of enforcement (by injunction or otherwise) of this Section 3 against him. If any portion of the provisions of this Section 3 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Participant in agreeing to the provisions of this Section 3 will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.
(e)    For purposes of this Section 3, the term “Non-Competition Period” for a Participant means (i) in the case of termination by the Company with Cause, the period of such Participant’s employment plus one (1) year after the date of such Participant’s termination of employment, (ii) in the case of resignation for any reason (including Retirement), the period of such Participant’s employment plus one (1) year after the date of such Participant’s termination of employment, and (iii) otherwise, the period of such Participant’s employment plus the greater of one (1) year after the date of such Participant’s termination of employment or the length of time, if any, for which the Participant receives (or is eligible to receive, where Participant declines or otherwise takes action to reject) in connection with such Participant’s termination severance benefits or other similar payments from the Company or its Subsidiaries pursuant to an agreement with such Participant, the severance policies of the Company and its Subsidiaries then in effect, at the

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Company’s or any of its Subsidiaries’ election, or otherwise (or the length of time in terms of compensation used to determine the amount of such Participant’s severance benefits in the event such severance benefits are payable in a lump sum or on a schedule different than such length of time). In no event shall any amount received by a Participant pursuant to any put or call provisions under the Stockholders Agreement constitute severance or other similar payments for purposes of this definition. For purposes of this Section 3, the term “Competing Business” shall mean, with respect to any Participant at any time, any Person engaged wholly or in part (directly or through one or more Subsidiaries) in the retail sale or retail distribution (via stores, mail order, e-commerce, or similar means) of Competing Products, if more than one-third (1/3) of such Person’s gross sales for the twelve (12) month period preceding such time (or with respect to the period after the date of such Participant’s termination of employment, as of such date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, Competing Businesses shall in any event include Wal-Mart, Sears (K-Mart), Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, or any of their respective Subsidiaries or Affiliates. For purposes of this Section 3, the term “Competing Products” shall mean, with respect to any Participant at any time, (i) toys and games, (ii) video games, computer software for children, and electronic toys or games, (iii) juvenile or baby: products, apparel, equipment, furniture, or consumables, (iv) wheeled goods for children, and (v) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its Subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after such Participant’s termination of employment, as of such date).
4.    No Right to Continued Employment. The granting of the Incentive Cash Award evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Participant.
5.    Transferability. The Incentive Cash Award may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
6.    Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the grant or vesting of the Incentive Cash Award, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
7.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

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8.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS. Each Participant who accepts an Award thereby agrees that any suit, action or proceeding brought by or against such Participant in connection with this Plan shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, each Participant consents to the jurisdiction and venue of each such court, and each Participant agrees to accept service of process by the Company or any of its agents in connection with any such proceeding. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.
9.    Plan Controls. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Incentive Cash Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
10.    Acceptance. IMPORTANT! PLEASE READ. This Award will be forfeited unless it is accepted by the Participant on or before _______. Acceptance shall be indicated by the Participant’s electronic signature in the manner provided by Fidelity Stock Plan Services, LLC in the notice accompanying this Award Agreement.

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EXHIBIT A
Performance Targets

Subject to Section 2(a), the Incentive Cash Award shall vest, in the percentages set forth below, upon attainment of the EBITDA performance targets for Fiscal Year ______ (such targets, the “_____ EBITDA Targets”) provided below:

________ EBITDA Targets

_____ EBITDA Targets*	Vesting Percentage*
Under $_____________	0%
$__________________	50%
$__________________	100%
$_______________ or above	150%

*Vesting percentage for performance between $________________ to $________________ EBITDA Targets is interpolated on a straight-line basis.
“EBITDA” shall mean earnings before interest, income taxes, depreciation and amortization, further adjusted to be consistent with the Adjusted Compensation EBITDA utilized by the Company for purposes of calculating annual cash incentive awards under its Annual Incentive Plans including to account for the effects of specified period charges and gains or losses, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. There may also be other adjustments made to Cumulative EBITDA that would be deemed appropriate to include in the calculation, as recommended by management, and agreed to by the Board of Directors.

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INCENTIVE CASH AWARD AGREEMENT
APPENDIX

This Appendix includes additional terms and conditions that govern the Incentive Cash Awards granted to the Participant if the Participant resides (for tax purposes) in one of the countries listed herein. (Please note that the Participant could be subject to income tax both in the country where the services are performed and the country of the Participant’s residence or citizenship, depending on the relevant jurisdictions.) Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

AUSTRALIA
Nature of Grant. The Participant does not have any entitlement to receive an Incentive Cash Award. The grant of an Incentive Cash Award remains entirely at the discretion of the Company, which, in the exercise of its discretion, may take into account such matters as it considers appropriate.

Participation in the Incentive Cash Award arrangement in any year does not give rise to any entitlement to participate in the Incentive Cash Award arrangement for future years, or any replacement arrangement or other incentive scheme which the Company determines in its sole discretion from time to time.

Vesting. If the Participant's employment with the Company is terminated for any reason by either the Company or the Participant (other than death, Disability, Retirement, or in the event of a Change in Control), the Incentive Cash Award shall, to the extent not then vested, be forfeited by the Participant without consideration. The Participant has no right to compensation or damages in respect of the forfeiture of the Incentive Cash Award as a consequence of the termination of the Participant's employment by either the Company or the Participant.

If, on or before the date the Incentive Cash Award is due to vest in accordance with section 2(a):

(i)	the Participant terminates their employment or gives notice of the termination of their employment; or

(ii)	the Company terminates the employment of the Participant or gives notice of the termination of their employment,

the Participant will not be entitled to receive the unvested Incentive Cash Award or any compensation or damages in lieu.

The Company may, at its discretion, determine to adjust, including to zero, the amount of the Incentive Cash Award granted in accordance with this Agreement at any time before the date the Incentive Cash Award is due to vest in accordance with section 2(a) where the Company determines that:

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(i)	the Participant has caused either the Company or its Subsidiaries significant reputational harm;

(ii)	the Participant has caused either the Company or its Subsidiaries a significant unexpected financial loss;

(iii)	the Participant has caused either the Company or its Subsidiaries to make a material financial restatement;

(iv)	the Participant has engaged in fraudulent conduct;

(v)	the Participant's acts or omissions reflect recklessness or willful indifference; or

(vi)	the Participant knowingly withheld information from the Company or its Subsidiaries.

Terms of employment not affected.    Participation in the Incentive Cash Award arrangement does not confer a right to continue as an employee of the Company or affect the rights of the Company to terminate the Participant’s employment.

Entire agreement and no reliance. This Agreement constitutes the entire agreement between the Participant and the Company, and supersedes and cancels any contract, representation, deed, arrangement, related condition, collateral arrangement, condition, warranty, indemnity or representation imposed, given or made by the Company or the Participant (or an agent of either of them) prior to entering into this Agreement.

CANADA
Discretionary. The parties agree that the grant of an Incentive Cash Award is within the Company’s sole discretion. The Company may, at any time and from time to time, amend, modify or terminate any and all entitlements under the Plan including the Incentive Cash Award. The grant of an Incentive Cash Award also may vary from year to year depending on business conditions. The parties further agree that the Incentive Cash Award is not intended to form part of the Participant’s expected total compensation.

Employment Termination. The parties agree that for all purposes under the terms of this Agreement and the Plan, the Participant’s employment including Continuous Service is deemed to be terminated on the later of the last day on which the Participant performs active service for the Company and the end of any applicable statutory notice period. Termination of employment includes constructive termination, voluntary termination, termination of service, termination with “Cause”, termination “without Cause” and termination “for any reason”. There are no entitlements of any kind under this Agreement or the Plan during any additional period of notice or payment in lieu either provided by the Company or ordered by a Court.
CHINA
By accepting the Incentive Cash Awards, the Participant fully accepts and agrees to the terms and conditions set out in the Agreement, the Plan (as may be amended by the Company from time to time) and this Appendix.

The Participant hereby acknowledges and agrees that:

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(i) the grant of the Incentive Cash Award pursuant to the Agreement has been made by the Company to the Participant on a purely discretionary basis and shall NOT form part of the Participant’s contractual remuneration or other entitlements under the Participant’s employment arrangements with Toys “R” Us (China) Ltd. or otherwise;

(ii) the grant of the Incentive Cash Award pursuant to the Agreement shall not create any obligation on the part of the Company to grant any subsequent Incentive Cash Awards or any other Award under the Plan in the future;

(iii) the Company may, at its sole discretion, amend the Plan and, once amended, the original version of the Plan shall be deemed to have been automatically replaced by the amended Plan;

(iv) the implementation of the Agreement may involve specific approval/registration procedures and other formalities in the People’s Republic of China as required under applicable Chinese laws and regulations, in particular registration of the Agreement and related documentation with the relevant foreign exchange and taxation authorities; and

(v) the ultimate liability for all taxes payable by the Participant shall at all times remain the Participant's responsibility and if the Participant becomes subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or Toys “R” Us (China) Ltd. shall withhold payable taxes in more than one jurisdiction accordingly.

The Participant shall, as required, cooperate fully with the Company and Toys “R” Us (China) Ltd. in relation to the procedures and formalities referred to in paragraph (iv) above and, in this regard, shall provide any information and sign any documents reasonably required to enable the implementation of the Agreement in the People’s Republic of China.

This Appendix shall be incorporated into the Agreement.

GERMANY
By accepting this Incentive Cash Award, the Participant acknowledges and agrees that the Award is not to be treated as additional compensation for the Participant's work and performance for which the Participant already receives compensation and benefits in accordance with his or her employment agreement. Rather, the purpose of the Award is to motivate and reward Participants for their continuous loyalty to the Company and its Affiliates and their contribution to the long-term success of the business.
This is a grant limited to the Incentive Cash Award and does not entitle the Participant to any grant of Incentive Cash Awards in future years. Even if the Company will grant Incentive Cash Awards in future years this shall not establish a legal claim of the Participant for years after the respective grant.
In any event, the Company reserves the right to amend the Plan and this Agreement in case of changes in the economic development and circumstances of the Company or due to the decision of stockholders to grant Incentive Cash Awards or due to the performance of the Participant, unless

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such an amendment is unreasonable for the Participant. An amendment of the Plan will not result in a reduction of the average total compensation of the Participant in the last three years by more than 25%.
Any rights of the Participants under the German Act on Employee Inventions remain unaffected by this Agreement.

In the event that individual provisions of this Agreement are ineffective, the remaining regulations shall remain in effect. In lieu of the invalid provision or as a remedy of the possible incompleteness of the Agreement, an appropriate valid provision, which the parties would have intended if they had known of the ineffectiveness or of the incompleteness of the Agreement and which corresponds either to the commercial effect of the invalid provision or comes as close to it as possible, shall replace the invalid one.

Data Privacy. By accepting the Incentive Cash Award, the Participant hereby consents to the collection, use and transfer of personal data in electronic or other form, by and among the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that:

(i) the Company or any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, residency status, and details of all equity awards granted to the Participant, for the purposes of managing and administering the Plan (“Data”);
(ii) the Company or any Affiliate will transfer Data among themselves as necessary for the purposes of the implementation, administration and management of the Participant’s participation in the Plan, and the Company and any Affiliate may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan;
(iii) the recipients of such transfer of Data may be located in the European Economic Area or elsewhere, including the United States of America, and the recipient’s country may have different data privacy laws and protections than Germany;
(iv) the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative; and
(v) the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consent herein, in any case without cost to the Participant, in writing by contacting the Participant's local human resources representative, provided however that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.
HONG KONG
By accepting the Incentive Cash Award, the Participant hereby agrees that the grant of the Incentive Cash Award is at the sole discretion of the Committee and does not create any contractual or other right to receive future grants of Incentive Cash Awards or benefits in lieu of Incentive Cash Awards,

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even if Incentive Cash Awards have been granted repeatedly in the past. The Participant further agrees that all decisions with respect to future grants under the Plan, if any, including but not limited to the level and type of Award which may be granted under the Plan, shall be at the sole discretion of the Committee.

The Incentive Cash Award may only be offered to “qualifying persons” of the Company or of another company which is a member of the same group of companies as the Company on terms that the only persons who can acquire the Incentive Cash Award are the “qualifying persons” to whom they are offered or, if the Plan so permits, any “qualifying persons”. “Qualifying person” of the relevant company as defined by the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32, laws of Hong Kong) (the “Ordinance”) means:

“(A) a bona fide director, employee, officer, consultant, former director, former employee, former officer or former consultant of the company;
(B) a bona fide dependent of any person mentioned in sub-subparagraph (A)”.

A “consultant” is defined by the Ordinance to mean “a person who, pursuant to a contract for services, renders services to a company (“the relevant company”) which are commonly rendered by an employee of—
(i) the relevant company; or
(ii) a company belonging to the class of companies which predominantly carry out the same kind of business as the relevant company”.

A “dependent”, in relation to a person, is defined by the Ordinance as
“(i) the wife, husband, widow or widower of the person; or
(ii) any child, or stepchild, of the person under the age of 18 years.”

The following warning statement shall be incorporated into this Agreement and the Plan:

“WARNING
The contents of this Agreement and the Plan have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Agreement and the Plan, you should obtain independent professional advice.”

JAPAN
Eliminate Section 2(b) of this Agreement and substitute the following:

The vesting of the Incentive Cash Awards shall be subject to the condition that the Participant’s Employment with the Company is not terminated for any reason (other than death, Disability, Retirement, or in the event of a Change in Control), and if the Participant’s Employment with the Company is terminated for any reason (other than death, Disability, Retirement, or in the event of a Change in Control), the Incentive Cash Award shall, to the extent not then vested, not vest.

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MALAYSIA
Nature of Grant: In accepting the Incentive Cash Award, the Participant agrees that the grant of the Incentive Cash Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Incentive Cash Awards, or benefits in lieu of Incentive Cash Awards, even if Incentive Cash Awards have been granted repeatedly in the past. The Participant further agrees that all decisions with respect to future grants under the Plan, if any, including, but not limited to, the level and type of Award which may be granted under the Plan, will be at the sole discretion of the Committee.

The Participant agrees that no claim or entitlement to compensation or damages shall arise from the forfeiture of the Incentive Cash Award resulting from the cessation of the Participant’s employment with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of law).

Termination of Employment: For the avoidance of doubt, a termination with Cause shall be in reference to “Cause” as defined in the Plan and shall not be restricted to the interpretation of determination of “just cause or excuse” based on the Malaysian Industrial Relation Act 1967.

Data Privacy: By accepting the Incentive Cash Award, the Participant hereby consents to the collection, processing, use, transfer and disclosing of personal data in electronic or other form, by and among the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Without prejudice to the generality of the foregoing, the Participant understands and accepts that:

(i)
the Company or any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, National Registration Identification Number, Passport Number, salary, nationality, job title, residency status, and details of all equity awards granted to the Participant, which is obtained from the Company or any Affiliate’s human resources records or this Agreement, for the purposes of managing and administering the Plan (“Data”);

(ii)
the Company or any Affiliate will transfer Data among themselves as necessary for the purposes of the implementation, administration and management of the Participant’s participation in the Plan, and the Company and any Affiliate may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan;

(iii)	the recipients of such transfer of Data may be located in other countries, and the recipient’s country may have different data privacy laws and protections than Malaysia; and

(iv)
the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, make any inquiries or complaints in respect of the Data, require any necessary amendments to the Data or refuse or withdraw the consent herein, in any case without cost to the Participant, in writing by contacting the Participant's local human resources representative, provided

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however that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.

Participant’s Income Tax: The following provisions shall supplement Section 6 of the Agreement.

The Participant acknowledges that the Participant shall be solely liable for all taxes accruing on the Incentive Cash Award. The Company or the relevant employing company shall be required to make tax deductions from income of the Participant and remit the same to the Inland Revenue Board of Malaysia, as necessary under the Income Tax Act, 1967 and regulations and rulings made thereunder.

POLAND
Exchange Controls Participants are obligated to transfer funds under the Plan via bank accounts if the transferred amount in a particular transaction exceeds €15,000.

PORTUGAL
No modification of employment conditions. By entering into this Agreement the Participant agrees and acknowledges that his participation in the Plan does not in any way constitute an amendment or modification of the terms and conditions of his current employment contract with Toys “R” Us Portugal, Limitada, and no claim made under or arising from the Plan may under any circumstances be invoked as a right under the same employment agreement.

SINGAPORE
Nature of Grant. By accepting the Incentive Cash Award, the Participant hereby agrees that the grant of the Incentive Cash Award is at the sole discretion of the Committee and does not create any contractual or other right to receive future grants of Incentive Cash Awards or benefits in lieu of Incentive Cash Awards, even if Incentive Cash Awards have been granted repeatedly in the past. The Participant further agrees that all decisions with respect to future grants under the Plan, if any, including but not limited to the level and type of Award which may be granted under the Plan, shall be at the sole discretion of the Committee.

Data Protection. By accepting the Incentive Cash Award, the Participant hereby consents to the collection, use and transfer of personal data in electronic or other form, by and among the Company, any Affiliate and the Committee for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan, as required under any relevant laws in Singapore.

SPAIN
The Plan is granted by the Company on a voluntary basis and only for the period detailed in Sections 3.1 and 3.2 of the Plan. This Plan shall not be consolidated and shall not be considered a more beneficial condition and, therefore, can be amended or eliminated by the unilateral decision of the Company at the termination of the period detailed in Sections 3.1 and 3.2.
The grant referred to in this Award Agreement is limited to the Incentive Cash Award specified under its Section 1 and does not entitle the Participant to any grant of Incentive Cash Awards in future years. Even if the Company grants Incentive Cash Awards in future years this shall not establish a legal claim of the Participant for years after the respective grant.

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Should the Company grant Incentive Cash Awards in future years, the number each eligible Employee will be entitled to receive, which could be none, shall be assessed on an annual basis.
TAIWAN
The Participant hereby acknowledges and agrees that:

General

(i) the grant of the Incentive Cash Award pursuant to the Agreement has been made by the Company to the Participant on a purely discretionary and gratitude basis and shall NOT form part of the Participant’s regular compensation, wages or other entitlements under the Participant’s employment arrangements with the Company, Toys “R” Us (Taiwan) Trading Limited or any affiliate thereof, and in no event shall such Incentive Cash Award be regarded as wages under the definition of Taiwan Labor Standards Law;

(ii) the grant of the Incentive Cash Award pursuant to the Agreement shall not create any obligation on the part of the Company, Toys “R” Us (Taiwan) Trading Limited or any affiliate thereof to grant any subsequent Incentive Cash Awards or any similar Award in the future, and the consecutive distribution of Incentive Cash Awards shall not in any event be constructed as the Company, Toys “R” Us (Taiwan) Trading Limited or any affiliate thereof having any intention to distribute Incentive Cash Awards on a regular basis;

(iii) the Company may, at its sole discretion, amend the Plan and, once amended, the original version of the Plan shall be deemed to have been automatically replaced by the amended Plan;

(iv) the ultimate liability for all taxes (including but not limited to the Participant’s offshore income which is subject to alternative minimum tax under Taiwan Income Basic Tax Act) payable by the Participant shall at all times remain the Participant's responsibility and if the Participant becomes subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company, Toys “R” Us (Taiwan) Trading Limited or any applicable affiliate of them shall withhold payable taxes in more than one jurisdiction accordingly.

Data Privacy

By accepting the Incentive Cash Award, the Participant hereby consents to the collection, use and transfer of personal data in electronic or other form, by and among the Company, Toys “R” Us (Taiwan) Trading Limited, and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that:

(i) the Company or any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, company address, home address and telephone number, date of birth, Identification number, passport number, salary, nationality, job title, residency status, and details of all equity or cash awards granted to the Participant, for the purposes of managing and administering the Plan (“Data”);

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(ii) the Company or any Affiliate will collect, store, process, transfer Data among themselves as necessary for the purposes of the implementation, administration and management of the Participant’s participation in the Plan, and the Company and any Affiliate may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan;

(iii) the recipients of such transfer of Data may be located in Taiwan or elsewhere, and the recipient’s country may have different data privacy laws and protections than Taiwan; and

(iv) the Participant may, at any time, view the Data, request additional information about the storage, management, transfer and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consent herein, in any case without cost to the Participant, in writing by contacting the Participant's local human resources representative, provided however that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.

THAILAND
This is a grant limited to the Incentive Cash Award and does not entitle the Participant to any grant of Incentive Cash Awards in future years. The Participant acknowledges and agrees that continued employment creates no obligation on the Company or any Affiliate to make any future grants. Even if the Company will grant Incentive Cash Awards in future years this shall not establish a legal claim of the Participant for years after the respective grant. The Company may, at its sole discretion, amend the Plan and, once amended, the original version of the Plan shall be deemed to have been automatically replaced by the amended Plan.
UNITED KINGDOM
Data Privacy. By accepting the Incentive Cash Award, the Participant hereby consents to the collection, use and transfer of personal data in electronic or other form, by and among the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that:

(i) the Company or any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, National Insurance number, salary, nationality, job title, residency status, and details of all equity awards granted to the Participant, for the purposes of managing and administering the Plan (“Data”);
(ii) the Company or any Affiliate will transfer Data among themselves as necessary for the purposes of the implementation, administration and management of the Participant’s participation in the Plan, and the Company and any Affiliate may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan;

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(iii) the recipients of such transfer of Data may be located in the European Economic Area or elsewhere, including the United States of America, and the recipient’s country may have different data privacy laws and protections than the U.K.;
(iv) the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative; and
(v) the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consent herein, in any case without cost to the Participant, in writing by contacting the Participant's local human resources representative, provided however that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.
Nature of Grant. In accepting the Incentive Cash Award, the Participant agrees that the grant of the Incentive Cash Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Incentive Cash Awards, or benefits in lieu of Incentive Cash Awards, even if Incentive Cash Awards have been granted repeatedly in the past. The Participant further agrees that all decisions with respect to future grants under the Plan, if any, including, but not limited to, the level and type of Award which may be granted under the Plan, will be at the sole discretion of the Committee.

The Participant agrees that the Incentive Cash Award is not part of normal or expected compensation for any purpose and no claim or entitlement to compensation or damages shall arise from the forfeiture of the Incentive Cash Award resulting from the cessation of the Participant’s employment with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of law).

Tax Acknowledgment. The following provisions supplement Section 6 of the Agreement:

By accepting this Incentive Cash Award, and regardless of any action the Company or the Participant's employing company (the “Employer”) takes with respect to any or all income tax, National Insurance contributions, payment on account or other tax-related withholding due in connection with or otherwise related to the Incentive Cash Award acquired by the Participant or otherwise in connection with the participation of the Participant in the Plan (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer.

By accepting this Incentive Cash Award, the Participant further acknowledges that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Incentive Cash Award, including but not limited to the grant, or vesting, of this Incentive Cash Award or any part of it; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Incentive Cash Award to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result.

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Further, if the Participant becomes subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges by accepting the Incentive Cash Award that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the vesting of the Incentive Cash Award, or any other event or circumstance giving rise to Tax-Related Items, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer.

Without limitation to the above, the Company or any Affiliate shall be entitled to withhold, and the Participant shall be obliged to pay, the amount of any income tax and/or National Insurance contributions legally payable by the Participant attributable to or payable in connection with or pursuant to the grant, or vesting, of the Incentive Cash Award or otherwise in connection with the Incentive Cash Award acquired by the Participant.

The Participant authorizes the Company and/or the Employer, or their respective agents, to withhold all applicable Tax-Related Items legally payable by the Participant by withholding from the Participant's Incentive Cash Award, wages or other cash compensation paid to the Participant by the Company or the Employer or any Affiliate.

The Incentive Cash Award may not be paid to the Participant upon vesting if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.

The Participant agrees that if the Employer or the Company does not withhold or otherwise collect the full amount of Tax-Related Items that the Participant owes on account of the occurrence of a taxable event in connection with the Incentive Cash Award (the “Chargeable Event”) from the Participant within 90 days after the Chargeable Event or such other period as required by U.K. law (the “Due Date”), then the amount that should have been withheld or collected shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”) and it will be immediately due and repayable by the Participant and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the provision above will not apply.

The Participant also authorizes the Company to withhold the payment of cash upon vesting of the Incentive Cash Award unless and until the loan is repaid in full.

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